SCHEDULE A

Series of Trust for Advised Portfolios	Shareholder Servicing and Rule 12b-1 Fee
Miller Income Fund
Class A	0.25%
Class C	1.00%
Class FI	0.25%

Series of Trust for Advised Portfolios	Shareholder Servicing and Rule 12b-1 Fee
Miller Value Partners Appreciation ETF	0.25%

Series of Trust for Advised Portfolios	Shareholder Servicing and Rule 12b-1 Fee
Miller Value Partners Leverage ETF	0.25%

TRUST FOR ADVISED PORTFOLIOS on behalf of the series listed on Schedule A	MILLER VALUE PARTNERS, LLC

By: /s/ Russell B. Simon	By: /s/Christopher Anderson
Name: Russell B. Simon	Name: Christopher Anderson
Title: President	Title: Chief Compliance Officer

Approved by the Board of Trustees: June 1, 2023

Revised Schedule A Approved by the Board of Trustees on June 1, 2023
Schedule A Rule 12b-1 Plan